EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           ABM INDUSTRIES INCORPORATED
                             A Delaware Corporation

                  ABM Industries Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

                  FIRST: The name of the Corporation is ABM Industries Incorporated and the name under which the Corporation was originally incorporated was American Building Maintenance Industries, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 19, 1985.

                  SECOND: The Restated Certificate of Incorporation of ABM Industries Incorporated in the form attached hereto as Exhibit A restates and integrates but does not further amend the Certificate of Incorporation of ABM Industries Incorporated, and there is no discrepancy between the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented and the provisions of the Restated Certificate of Incorporation attached hereto, which has been duly adopted in accordance with the provisions of Sections 141(f) and 245 of the General Corporation Law of the State of Delaware by unanimous written consent of the board directors of the Corporation on October 28, 2003.

                  THIRD: The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and incorporated herein by this reference.

                  IN WITNESS WHEREOF, we have hereunto set our hands as President and Chief Executive Officer and Secretary, respectively, of ABM Industries Incorporated and hereby affirm under penalties of perjury that the foregoing is our act and deed and the facts herein stated are true, and accordingly have hereunto set forth our hands this 25th day of November, 2003.

                                              /s/ Henrik C. Slipsager
                                        ----------------------------------------
                                                 Henrik C. Slipsager
                                        President and Chief Executive Officer

ATTEST:      /s/ Linda S. Auwers
        --------------------------------------
             Linda S. Auwers, Secretary

EXHIBIT 3.1

                                                                       Exhibit A

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           ABM INDUSTRIES INCORPORATED

         FIRST: The name of this corporation is: ABM Industries Incorporated.

         SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

         THIRD: (omitted)

         FOURTH: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FIFTH: (a) The corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is Five Hundred Thousand (500,000) and the number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000). The stock, whether Preferred Stock or Common Stock, shall have a par value of $0.01 per share.

         (b) The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         A Certificate of Designation heretofore adopted is attached as Attachment 1.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the by-laws of the corporation; including by-law amendments increasing or reducing the authorized number of directors. In addition, new by-laws may be adopted or the by-laws may be amended or repealed by a vote of not less than seventy percent (70%) of the outstanding stock of the corporation entitled to vote thereon.

EXHIBIT 3.1

         SEVENTH: (a) The number of directors which shall constitute the whole Board of Directors of this corporation shall be as specified in the by-laws of this corporation, subject to the provisions of Article SIXTH hereof and this Article SEVENTH.

         (b) The Board of Directors shall be and is divided into three classes:
Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1986; each initial director in Class II shall hold office until the annual meeting of stockholders in 1987; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1988. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

         (c) In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

         EIGHTH: No action shall be taken by the stockholders except at an annual or special meeting of stockholders. No action shall be taken by stockholders by written consent.

         NINTH: Special meetings of the stockholders of this corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the by-laws of this corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

         TENTH: 1. The affirmative vote of the holders of not less than seventy percent (70% ) of the outstanding shares of "Voting Stock" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of this corporation or any subsidiary of this corporation with any "Related Person" (as hereinafter defined), notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law, in any agreement with any national securities exchange or otherwise; provided, however, that the seventy percent (70% ) voting requirement shall not be applicable and such Business Combination shall require only such affirmative vote as is required by law, any agreement with any national securities exchange or otherwise if:

         (a) The "Continuing Directors" (as hereinafter defined) of this corporation by at least a majority vote have expressly approved such Business Combination either in advance of or subsequent to such Related Person becoming a Related Person; or

         (b) All of the following conditions are met:

EXHIBIT 3.1

         (i) The cash or "Fair Market Value" (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Combination Date") of the property, securities or other consideration to be received per share by holders of a particular class or series of capital stock, as the case may be, of this corporation in the Business Combination is not less than the highest of:

                           (A) the highest per share price (including brokerage
                  commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person in acquiring beneficial ownership of any of its holdings of such class or series of capital stock of this corporation (i) within the two-year period immediately prior to the Combination Date or (ii) in the transaction or series of transactions in which the Related Person became a Related Person, whichever is higher; or

                           (B) the Fair Market Value per share of the shares of
                  capital stock being acquired in the Business Combination (i) as the Combination Date or (ii) the date on which the Related Person became a Related Person, whichever is higher; or

                           (C) in the case of Common Stock, the per share book
                  value of the Common Stock as reported at the end of the fiscal quarter immediately prior to the Combination Date, and in the case of Preferred Stock, the highest preferential amount per share to which the holders of shares of such class or series of Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

                  The provision of this paragraph 1(b)(i) shall be required to be met with respect to every class or series of outstanding capital stock, whether or not the Related Person has previously acquired any shares of a particular class or series of capital stock. In all of the above instances, appropriate adjustments shall be made for recapitalizations and for stock dividends, stock splits and like distributions; and

                  (ii) The consideration to be received by holders of a particular class or series of capital stock shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of stock. If the consideration so paid for any such share varied as to form, the form of consideration for such shares shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of capital stock previously acquired by the Related Person; and

                  (iii) After such Related Person has become a Related Person and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision

EXHIBIT 3.1

         of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and
         (c) such Related Person shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person; and

                  (iv) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except as proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

                  (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

         2. For purposes of this Article Tenth:

         (a) The term "Business Combination" shall mean any (i) merger or consolidation of this corporation or a Subsidiary (as hereinafter defined) of this corporation with a Related Person or any other corporation which is or after such merger or consolidation would be an "Affiliate" or "Associate" (as hereafter defined) of a Related Person, (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Related Person or any Affiliate or Associate of any Related Person, of all or any "Substantial Part" (as hereinafter defined) of the assets of this corporation or of a Subsidiary of this corporation to a Related Person or any Affiliate or Associate of any Related Person, (iii) adoption of any plan or proposal for the liquidation or dissolution of this corporation proposed by or on behalf of a Related Person or any Affiliate or Associate of any Related Person, (iv) sale, lease, exchange or other disposition, including without limitation a mortgage or other security device, of all or any Substantial Part of the assets of a Related Person or any Affiliate or Associate of any Related Person to this corporation or a Subsidiary of this corporation,
(v) issuance or pledge of securities of this corporation or a Subsidiary of this corporation to or with a Related Person or any Affiliate or Associate of any Related Person, (vi) reclassification of securities (including any reverse stock split) or recapitalization of this corporation or any other transaction that would have the effect, either directly or indirectly, of increasing the proportionate share of any class of equity or convertible securities of this corporation or any subsidiary of this corporation which is directly or indirectly beneficially owned by any Related Person or any Affiliate or Associate of any Related Person, and (vii) agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

EXHIBIT 3.1

         (b) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock of this corporation.

         (c) The term "Related Person" shall mean any person (other than this corporation, or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of this corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                  (i) is the beneficial owner (as hereinafter defined) of ten percent (10 %) or more of the Voting Stock;

                  (ii) is an Affiliate or Associate of this corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the Voting Stock; or

                  (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         (d) A person shall be a "beneficial owner" of any Voting Stock:

                  (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

                  (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                  (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         (e) For the purposes of determining whether a person is a Related Person pursuant to sub-paragraph (c) of this paragraph 2, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of sub-paragraph (d) of this paragraph 2 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or option, or otherwise.

EXHIBIT 3.1

         (f) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985.

         (g) The term "Subsidiary" means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of Related Person set forth in sub-paragraph (c) of this paragraph 2, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity securities is owned, directly or indirectly, by this corporation.

         (h) The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate, Associate or a representative of the Related Person involved in a proposed Business Combination and was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate, Associate or a representative of the Related Person and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors. Each initial director of this corporation elected by the incorporator of this corporation shall be a Continuing Director for purposes of this Article Tenth.

         (i) The term "Substantial Part" shall mean more than twenty percent (20%) of the Fair Market Value, as determined by a majority of the Continuing Directors, of the total consolidated assets of this corporation and its Subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

         (j) For the purposes of paragraph 1(b) (i) of this Article Tenth, the term "other consideration to be received" shall include, without limitation, capital stock retained by the shareholders.

         (k) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares voting as one class.

         (l) The term "Fair Market Value" means: (i) in case of capital stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such stock exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any successor system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors; and (ii) in the case of

EXHIBIT 3.1

property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

         (m) A Related Person shall be deemed to have acquired a share of the Voting Stock of this corporation at the time when such Related Person became the beneficial owner thereof. If a majority of the Continuing Directors is not able to determine the price at which a Related Person has acquired a share of Voting Stock of this corporation, such price shall be deemed to be the Fair Market Value of the shares in question at the time when the Related Person becomes the beneficial owner thereof. With respect to shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, the price deemed to be paid therefor by such Related Person shall be the price paid upon the acquisition thereof by such Affiliate, Associate or other person, or, if such price is not determinable by a majority of the Continuing Directors, the Fair Market Value of the shares in question at the time when the Affiliate, Associate, or other such person became the beneficial owner thereof.

         3. The fact that any Business Combination complies with the provisions of paragraph 1(b) of this Article Tenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of this corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

         4. A majority of the Continuing Directors of the corporation shall have the power and duty to determine for the purposes of this Article Tenth, on the basis of information known to them after reasonable inquiry, (A) whether a person is a Related Party, (B) the number of shares of Voting Stock beneficially owned by any person, and (C) whether a person is an Affiliate or Associate of another. A majority of the Continuing Directors of the corporation shall have the further power to interpret all of the terms and provisions of this Article Tenth.

         ELEVENTH: Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the by-laws of this corporation.

         TWELFTH: (a) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (and not by Stockholders), even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until the next election of directors by the stockholders and until such director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

         (b) Any director may be removed from office by the affirmative vote of the holders of 70% of the outstanding stock of the corporation entitled to vote generally in the election of directors, provided that such removal is for cause.

EXHIBIT 3.1

         THIRTEENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, TWELFTH and this Article THIRTEENTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of not less than seventy percent (70 %) of the total voting power of all outstanding shares of stock in this corporation entitled to vote thereon.

         FOURTEENTH: No director of the corporation shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached the duty of loyalty to the corporation or its stockholders,
(ii) shall not have acted in good faith, or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or
(iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Fourteenth, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article Fourteenth, shall eliminate or reduce the effect of this Article Fourteenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth would accrue or arise, prior to such amendment repeal or adoption of an inconsistent provision.

EXHIBIT 3.1

                      CERTIFICATE OF DESIGNATION AND TERMS
                        OF PARTICIPATING PREFERRED STOCK
                                       OF
                           ABM INDUSTRIES INCORPORATED

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                  We, the undersigned, William W. Steele and Harry H. Kahn, the President and Secretary, respectively, of ABM Industries Incorporated, a Delaware corporation (the "Corporation"), do hereby certify as follows:

                  Pursuant to authority granted by Article Fifth of the Certificate of Incorporation, as amended, of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new series of the Corporation's Preferred Stock, par value $.01 per share, and certain qualifications, limitations and restrictions thereon:

                           RESOLVED, that there is hereby established a series of Preferred Stock, par value $.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

                           (i) The distinctive serial designation of this series
                  shall be "Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

                           (ii) The number of shares in this Series shall
                  initially be 50,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

                           (iii) The holders of full or fractional shares of
                  this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other

EXHIBIT 3.1

                  distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package (as hereinafter defined) and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $2.50 over the aggregate dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

                           The term "Reference Package" shall initially mean
                  1,000 shares of Common Stock, $.01 par value per share ("Common Stock"), of the Corporation. In the event the Corporation shall at any time after the close of business on April 22, 1998 (A) declare of pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

                           Holders of shares of this Series shall not be
                  entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

                           So long as any shares of this series are outstanding,
                  no dividends (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

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

EXHIBIT 3.1

                           (iv) In the event of any merger, consolidation,
                  reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

                           (v) In the event of any liquidation, dissolution or
                  winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of
                  (A) $100 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

                           In the event the assets of the Corporation available
                  for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

                           Upon the liquidation, dissolution or winding up of
                  the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its Stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

                           For the purposes of this Section (v), the
                  consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not

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EXHIBIT 3.1

                  be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                           (vi) The shares of this Series shall not be
                  redeemable.

                           (vii) In addition to any other vote or consent of
                  Stockholders required by law or by the Restated Certificate of Incorporation, as amended, of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

                  IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the 17th day of March, 1998.

                                                  /s/ William W. Steele
                                        ----------------------------------------
                                                        President
                                                    William W. Steele

Attest:

        /s/ Harry H. Kahn
--------------------------------
            Secretary
          Harry H. Kahn

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